Exhibit 10.3

TRANSITION SERVICES AGREEMENT

by and between

FORTIVE CORPORATION

and

RALLIANT CORPORATION

Dated as of June 27, 2025

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 27, 2025, is entered into by and between Fortive Corporation (“Fortive”), a Delaware corporation, and Ralliant Corporation (“Ralliant”), a Delaware corporation. “Party” or “Parties” means Fortive or Ralliant, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Fortive (the “Fortive Board”) has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to create a new publicly traded company that shall operate the Ralliant Business;

WHEREAS, in furtherance of the foregoing, the Fortive Board has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate the Ralliant Business from the Fortive Retained Business (the “Separation”) and, following the Separation, make a distribution, in accordance with the Distribution Ratio, to holders of Record Holders on the Record Date, of all of the issued and outstanding shares of Ralliant Common Stock owned by Fortive (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, the Parties have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (together with the schedules, exhibits and appendices thereto, the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, certain services are to continue to be provided by the Fortive Group to the Ralliant Group and by the Ralliant Group to the Fortive Group after the Distribution Date upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Fortive and Ralliant relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01     Certain Defined Terms.

(a)            Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.

(b)            The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf), and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, including acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Fortive Provider” means Fortive or a Provider that is a member of the Fortive Group.

“Prime Rate” means the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Fortive) or any similar release by the Federal Reserve Board (as determined by Fortive).

“Provider” means the Party or its Affiliates providing a Service or access to a Facility under this Agreement.

“Ralliant Provider” means Ralliant or a Provider that is a member of the Ralliant Group.

“Recipient” means the Party to whom a Service or access to a Facility is being provided under this Agreement.

“Virus(es)” means any computer instructions (i) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually either perform a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

Article II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01     Services. Subject to the terms and conditions of this Agreement, Fortive shall provide (or cause to be provided) to the Ralliant Group all of the services listed in Schedule 2.01-1 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Fortive Provided Services”). Subject to the terms and conditions of this Agreement, Ralliant shall provide (or cause to be provided) to the Fortive Group all of the services listed in Schedule 2.01-2 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Ralliant Provided Services”, and collectively with the Fortive Provided Services and any Additional Services, the “Services”).

Section 2.02     Access to Facilities. Subject to the terms and conditions of this Agreement, Fortive shall provide (or cause to be provided) to the Ralliant Group access to the facilities, equipment and software listed in Schedule 2.02-1 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Fortive Provided Facilities”). Subject to the terms and conditions of this Agreement, Ralliant shall provide (or cause to be provided) to the Fortive Group access to the facilities, equipment and software listed in Schedule 2.02-2 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Ralliant Provided Facilities”, and collectively with the Fortive Provided Facilities and any Additional Facilities, the “Facilities”).

Section 2.03     Duration of Services and Access to Facilities. Subject to Section 6.01 hereof, each of Fortive and Ralliant shall provide or cause to be provided to the respective Recipients each Service or access to each Facility until the expiration of the period set forth next to such Service or Facility on the applicable Schedules hereto or, if no such period is provided with respect to a particular Service or Facility on such Schedules, on the second (2nd) anniversary of the Distribution Date (the “Term”); provided, however, to the extent that a Fortive Provider’s ability to provide a Fortive Provided Service or access to a Fortive Provided Facility, as the case may be, is dependent on the continuation of either a Ralliant Provided Service or access to a Ralliant Provided Facility, as the case may be, Fortive’s obligation to provide, or cause to be provided, such Fortive Provided Service or access to such Fortive Provided Facility shall terminate automatically with the termination of such supporting Ralliant Provided Service or access to such supporting Ralliant Provided Facility; provided, further, to the extent that a Ralliant Provider’s ability to provide a Ralliant Provided Service or access to a Ralliant Provided Facility, as the case may be, is dependent on the continuation of either a Fortive Provided Service or access to a Fortive Provided Facility, as the case may be, Ralliant’s obligation to provide, or cause to be provided, such Ralliant Provided Service or access to such Ralliant Provided Facility shall terminate automatically with the termination of such supporting Fortive Provided Service or access to such supporting Fortive Provided Facility.

Section 2.04     Additional Services and Access to Additional Facilities. If, within four (4) months after the Distribution Date, Fortive or Ralliant (or the Fortive Transition Manager or Ralliant Transition Manager, as applicable) identifies a service that (a) the Fortive Group provided to the Ralliant Group during the one (1)-year period prior to the Distribution Date that the Ralliant Group reasonably needs in order for the Ralliant Business to continue to operate in substantially the same manner in which the Ralliant Business operated prior to the Distribution Date, and such service was not included in Schedule 2.01-1 (other than because the Parties agreed such services shall not be provided), or (b) the Ralliant Group provided to the Fortive Group prior to the Distribution Date that the Fortive Group reasonably needs in order for the Fortive Group to continue to operate their businesses other than the Ralliant Business (the “Fortive Business”) in substantially the same manner in which such businesses operated prior to the Distribution Date, and such service was not included in Schedule 2.01-2 (other than because the Parties agreed such services shall not be provided), and in each case (i) such service is not an Excluded Service and (ii) the proposed Recipient of such service is unable to reasonably obtain such service from a Third Party, then, in each case, Ralliant and Fortive shall use commercially reasonable efforts to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”). If, within four (4) months after the Distribution Date, Fortive or Ralliant (or the Fortive Transition Manager or Ralliant Transition Manager, as applicable) identifies access to additional facilities, equipment or software that (x) the Fortive Group provided to the Ralliant Group during the one (1)-year period prior to the Distribution Date that the Ralliant Group reasonably needs in order for the Ralliant Business to continue to operate in substantially the same manner in which the Ralliant Business operated prior to the Distribution Date, and such access was not included in Schedule 2.02-1 (other than because the Parties agreed such access shall not be provided), or (y) the Ralliant Group provided to the Fortive Group prior to the Distribution Date that the Fortive Group reasonably needs in order for the Fortive Business to continue to operate in substantially the same manner in which the Fortive Business operated prior to the Distribution Date, and such access was not included in Schedule 2.02-2 (other than because the Parties agreed such access shall not be provided), and in each case the proposed Recipient of such facilities, equipment or software is unable to reasonably obtain such service from a Third Party, then, in each case, Ralliant and Fortive shall use commercially reasonable efforts to provide, or cause to be provided, such requested access (such additional facilities, equipment and software, the “Additional Facilities”). Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services or access to Additional Facilities (including the termination date with respect to such services, which, for clarity, shall be no later than the end of the Term) and such Additional Services or access to Additional Facilities shall be deemed Services or access to Facilities, respectively, hereunder, and accordingly, the Party requested to provide such Additional Services or access to Additional Facilities shall provide such Additional Services or access to Additional Facilities, or cause such Additional Services or access to Additional Facilities to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.05     Exception to Obligation to Provide Services or Access to Facilities; Excluded Services.

(a)            Notwithstanding anything in this Agreement to the contrary, including Fortive’s and Ralliant’s obligations set forth in Section 2.01 hereof, the relevant Providers shall not be obligated to (and neither Fortive nor Ralliant shall be obligated to cause any Provider to) provide any Services or access to any Facilities if the provision of such Services or access to such Facilities would violate any Law or any Contract to which Fortive, Ralliant, any of Fortive’s or Ralliant’s Affiliates or any of the Providers are subject; provided, however, that Fortive and Ralliant shall comply with Section 7.02 in obtaining any Consents necessary to provide such Services or access to such Facilities.

(b)            Notwithstanding anything to the contrary set forth herein, the Services shall in no event include those services set forth on Schedule 2.05(b) (the “Excluded Services”).

Section 2.06     Standard of the Provision of Services or Access to Facilities. The provision of Services and access to Facilities shall be provided in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Distribution Date. All of the Fortive Provided Services and Fortive Provided Facilities shall be for the sole use and benefit of Ralliant Group, and all of the Ralliant Provided Services and Ralliant Provided Facilities shall be for the sole use and benefit of the Fortive Group; provided that nothing in this Section 2.06 is intended to limit a Provider’s access to or use of its own Facilities except as may be set forth in the applicable Schedule 2.02.

Section 2.07     Change in Services or Access to Facilities. The Providers may from time to time reasonably supplement, modify, substitute or otherwise alter the Services provided and access to the Facilities in a manner that does not materially adversely affect the quality or availability of Services or access to the Facilities or increase the cost of using such Services or accessing such Facilities.

Section 2.08     Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.09     Electronic Access.

(a)            To the extent that the performance or receipt of Services or access to Facilities hereunder requires access to a Group’s intranet or other internal systems by the other Group (the “Accessing Group”), the Party whose Group intranet or other internal systems is being accessed shall provide or cause to be provided limited access to such systems, subject to policies, procedures and limitations to be determined by such Party. From and after the Distribution Date, a Party shall cause its Accessing Group to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of the other Party, copies of which shall be made available to the Accessing Group upon reasonable request.

(b)            While Services and access to Facilities are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services or Facilities. With respect to Services or access to Facilities provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into such Services or Facilities, the Parties hereto shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing the Services or access to Facilities to eliminate the effects of the Virus.

(c)            The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.

Article III

COSTS AND DISBURSEMENTS

Section 3.01     Costs and Disbursements.

(a)            Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Service or access to the applicable Facility a monthly fee for providing such Service or access to such Facility, in each case as set forth therefor in the applicable Schedule hereto (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a fee for a Service or Facility not provided or made available hereunder for a full month shall be pro-rated for the portion of such month provided or made available. During the Term, the amount of a Service Charge for any Services or access to Facilities shall not increase, except to the extent that there is an increase after the Distribution Date in the costs actually incurred by the Provider in providing such Services or access to Facilities, including as a result of (i) an increase in the amount of such Services or access to Facilities being provided to the Recipient (as compared to the amount of the Services or access to Facilities underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services or access to Facilities (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services or access to Facilities, or (iv) any increase in costs relating to any changes requested by the Recipient in the nature of the Services or access to Facilities provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b)            As of or prior to the Distribution Date, the Parties shall mutually agree on a form of invoice to be issued for the aggregate of Service Charges by each Party. Each of Fortive and Ralliant (or any of their respective designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, beginning on or prior to the tenth (10th) day following the first fiscal month end following the Distribution Date and, thereafter, on or prior to the tenth (10th) day following the fiscal month end for each succeeding month or week (in accordance with the terms hereof) for the duration of this Agreement (or with such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Fortive or Ralliant (or any of their respective designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within fifteen (15) days of the date of such invoice; provided that (i) any Contracts that prescribe other payment terms for any other individual Service or access to a Facility shall continue to govern; and (ii) to the extent consistent with past practice with respect to Services or access to Facilities rendered outside the United States, payments may be required in local currency. If Fortive or Ralliant (or any of their respective designees), as applicable, fails to pay such amount by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services and access to the Facilities, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 3.02     Taxes. Except as expressly noted in the applicable Schedule hereto, the fees set forth on the applicable Schedule hereto with respect to each Service or Facility do not include any sales, use, value added, excise, goods and services or similar taxes, charges, fees, levies or imposts (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Service Taxes”). In addition to the amounts required to be paid as set forth on the applicable Schedule hereto or otherwise pursuant to this Agreement, the applicable Recipient (or its designee) (the “Applicable Payor”) shall pay and be responsible for and shall promptly reimburse the applicable Provider (or its designee) (the “Applicable Payee”) for any Service Taxes imposed on or with respect to such amounts (including by way of withholding or deductions) or the provision of Services or the making available of Facilities to the Recipient hereunder, which reimbursement shall be in addition to such amounts and any other amounts required to be paid pursuant to this Agreement. Any and all payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if the Applicable Payor is required by applicable Law to deduct or withhold any Taxes from such payments, then (a) the Applicable Payor shall make such deductions or withholdings as are required by applicable Law, (b) the Applicable Payor shall timely pay the full amount deducted or withheld to the relevant Governmental Entity and (c) to the extent withholding or deduction is required to be made on account of Taxes, the amount payable by the Applicable Payor to the Applicable Payee shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At the Applicable Payee’s request, the Applicable Payor shall provide the Applicable Payee with reasonably satisfactory documentation evidencing payment to the applicable Governmental Entity of any amounts so withheld or deducted. Each of the Parties shall provide to the other, prior to the commencement of any Services or provision of access to Facilities hereunder, a properly completed and duly executed copy of IRS Form W-9.

Section 3.03     Right of Set-Off. Each of Fortive or Ralliant, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Fortive or Ralliant, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Fortive or Ralliant, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Article IV

WARRANTIES AND COMPLIANCE; Limitation of Liability

Section 4.01     Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that (a) the Services and Facilities are provided as-is, (b) the Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services and the Facilities and (c) each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02     Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT (OR ITS AFFILIATES).

Section 4.03     Limitations of Liability.

(a)            NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY HERETO OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, MORAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF DATA, LOSS OF USE, CLAIMS OF THIRD PARTIES OR LOST PROFITS, REVENUES OR OPPORTUNITIES OR LOST OR DELAYED GENERATION OR DIMINUTION IN VALUE OF ASSETS OR SECURITIES OR ANY LOSSES CALCULATED BASED ON A MULTIPLE OF REVENUES, EARNINGS OR OTHER ECONOMIC OR FINANCIAL MEASURE BY THE OTHER PARTY OR ANY THIRD PARTY), ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR BREACH HEREOF, OR INCIDENT TO ANY RECIPIENT’S OR THIRD PARTY’S USE OF (OR ANY INABILITY TO USE) THE SERVICES OR ANY OTHER INFORMATION OR MATERIALS PROVIDED TO THE RECIPIENTS HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.

(b)            In no event will either Party’s maximum aggregate liability to the other Party or any of its Affiliates or Representatives for any and all claims arising out of or in connection with this Agreement, its termination, or expiration, whether in contract, tort or otherwise, be greater than an amount equal to the aggregate Service Charges received by the Parties in the preceding three (3) months as of the time of calculation, (or (i) if, as of the time of calculation, this Agreement has been in effect for less than three (3) months, the period from the Distribution Date until the time of calculation, or (ii) if, as of the time of calculation, this Agreement has been terminated pursuant to Section 6.01, the three (3) months prior to such termination).

Article V

INDEMNIFICATION

Section 5.01     Indemnification by Recipient. Each Party as Recipient shall indemnify, defend, save and hold harmless the Providers and any of their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, costs and expenses (collectively, “Losses”) to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the subject matter of this Agreement or any operations or activities of the Recipient affected by the Services provided to it, including the use of (or inability to use) the Services, except to the extent resulting from or arising out of the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

Section 5.02     Indemnification by Provider. Each Party as Provider shall indemnify, defend, save and hold harmless the Recipients and any of their personnel, successors and assigns (collectively, the “Recipient Indemnified Parties” and, together with the Provider Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

Section 5.03     Indemnification Procedures. The Indemnified Party shall provide the Party providing indemnification (the “Indemnifying Party”) with reasonably prompt notice concerning the existence of the indemnifiable event, grant authority to the Indemnifying Party to defend or settle any related action or claim, and provide, at the Indemnifying Party’s expense, such information, cooperation and assistance to the Indemnifying Party as may be reasonably necessary for the Indemnifying Party to defend or settle the claim or action; provided that failure to comply with the foregoing shall not constitute a waiver of the right to indemnification and shall affect the Indemnifying Party’s indemnification obligations only to the extent that it is prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, the Indemnified Party (a) may participate, at its own expense, in any defense and settlement directly or through counsel of its choice and (b) will not enter into any settlement agreement on terms that would impact the Indemnifying Party’s rights or obligations, without the prior written consent of the Indemnifying Party.

Article VI

TERMINATION

Section 6.01     Termination.

(a)            Notwithstanding Section 2.03, this Agreement may be terminated earlier by Fortive: (i) if Ralliant, any Ralliant Provider or any of the Ralliant Group are in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Fortive or the Fortive Transition Manager of such breach; (ii) immediately upon written notice from Fortive or the Fortive Transition Manager, with respect to any Fortive Provided Service or access to any Fortive Provided Facility, if the continued performance of such Fortive Provided Service or the provision of access to such Fortive Provided Facility would be a violation of any Law or any Contract in effect prior to the Distribution Date; or (iii) upon any failure of Ralliant to pay any outstanding Service Charge due to Fortive, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Ralliant.

(b)            Notwithstanding Section 2.03, this Agreement may be terminated earlier by Ralliant: (i) if Fortive or any Fortive Provider or any of the Fortive Group is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Ralliant or the Ralliant Transition Manager of such breach; (ii) immediately upon written notice from Ralliant or the Ralliant Transition Manager, with respect to any Ralliant Provided Service or access to any Ralliant Provided Facility, if the continued performance of such Ralliant Provided Service or the provision of access to such Ralliant Provided Facility would be a violation of any Law or any Contract in effect prior to the Distribution Date; or (iii) upon the failure of Fortive to pay any outstanding Service Charge due to Ralliant, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Fortive.

(c)            Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service or access to Facility, in whole but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Transition Manager of the Provider of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third party Contract to provide Services or access to Facilities); (B) if the Provider of such Service or Facilities has failed to perform any of its material obligations under this Agreement with respect to such Service or access to Facility, and such failure shall continue to exist thirty (30) days after receipt by the Provider’s Transition Manager of written notice of such failure from the Recipient’s Transition Manager; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services or access to Facilities, in whole but not in part, at any time upon prior written notice to the Recipient’s Transition Manager if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or access to Facilities, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient’s Transition Manager of a written notice of such failure from the Provider’s Transition Manager. The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service or access to Facility is a day other than at the end of a month, the Service Charge associated with such Service or access to Facility shall be pro-rated appropriately.

(d)            A Recipient may from time to time request a reduction in part of the scope or amount of any Service or access to Facility. If requested to do so by the Recipient’s Transition Manager, the other Party, through its Transition Manager agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service agreed to in writing by the Parties. In the event that any Service or access to Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or access to Facility for the month in which such Service or access to Facility is reduced shall be pro-rated appropriately.

(e)            To the extent that a Recipient is not in compliance with Section 7.01(b) and such non-compliance remains unremedied for a period of ten (10) days, the Provider may terminate the provision of any Services or access to Facilities provided under such third party Contract.

Section 6.02     Effect of Termination.

(a)            Upon termination of any Service or access to any Facility pursuant to this Agreement, the Provider of the terminated Service or access to the Facility or its Affiliate shall have no further obligation to provide the terminated Service or access to the Facility, and Fortive or Ralliant, as applicable, shall have no obligation to pay any Service Charges relating to any such Service or access to such Facility; provided that Fortive or Ralliant, as applicable, shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services or access to Facilities provided prior to the effective date of termination. In connection with termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or access to such Facility shall survive any such termination.

(b)            In connection with a termination of this Agreement, Article IV, Article V, this Section 6.02, Article VIII, and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03     Force Majeure.

(a)            No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service or providing access to a Facility after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service or Facility to the extent and for so long as such Service or Facility is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)            During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services or access to such Facilities and Fortive or Ralliant, as applicable, shall be entitled to permanently terminate such Services or access to such Facilities (and shall be relieved of the obligation to pay Service Charges for the provision of such Services or access to such Facilities throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

Article VII

MANAGEMENT AND CONTROL

Section 7.01     Cooperation.

(a)            During the Term, each Party shall, and shall cause its Affiliate Recipients to, use its commercially reasonable efforts to cooperate with the relevant Provider and its Affiliates with respect to such Provider providing the Services and access to the Facilities and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services and Facilities. Neither Party nor any of its Affiliates shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party providing (or causing to be provided) any of the Services or access to the Facilities. After the Distribution Date, each Party and its Affiliates shall use its commercially reasonable efforts to enable the other Party or its Affiliates to provide the Services and access the Facilities as soon as possible after the Distribution Date. Without limiting the foregoing, each Party shall provide the relevant Provider with reasonable access (during reasonable business hours) to (i) records related to the provision of the Services and access to the Facilities; and (ii) the relevant Party’s personnel and facilities for the purpose of training and consultation with respect to the Services and access to Facilities.

(b)            To the extent the Parties or a member of their respective Group have entered into any third party Contracts in connection with any of the Services or access to the Facilities, the Recipients shall comply with the terms of such Contract to the extent the Recipients or their Ralliant Transition Manager or Fortive Transition Manager, as applicable, have been informed of such terms.

Section 7.02     Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the relevant Provider to provide the Services and access to the Facilities (the “Required Consents”); provided, however, that the costs of such third party Consents shall be paid by the Recipient of such Services and access to such Facilities. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

Section 7.03     Primary Points of Contact for Agreement.

(a)            Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)            Ralliant shall appoint an individual as the primary point of operational contact pursuant to this Section 7.03(a) (the “Ralliant Transition Manager”), who shall initially be [Intentionally omitted], and who shall have overall operational responsibility for coordinating, on behalf of Ralliant, all activities undertaken by Ralliant and its Providers, Affiliates and Representatives hereunder, including the performance of Ralliant’s obligations hereunder, the coordinating of the provision of the Ralliant Provided Services and access to the Ralliant Provided Facilities with Fortive, acting as a day-to-day contact with Fortive Transition Manager and making available to Fortive the data, facilities, resources and other support services from Ralliant required for Fortive Providers to be able to provide the Fortive Provided Services and access to the Fortive Provided Facilities in accordance with the requirements of this Agreement. Ralliant may change Ralliant Transition Manager from time to time upon written notice to Fortive. Ralliant shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii)            Fortive shall appoint an individual as the primary point of operational contact pursuant to this Section 7.03(a) (the “Fortive Transition Manager” and each of the Ralliant Transition Manager and the Fortive Transition Manager, a “Transition Manager”), who shall initially be [Intentionally omitted], and who shall have overall operational responsibility for coordinating, on behalf of Fortive, all activities undertaken by Fortive and its Providers, Affiliates and Representatives hereunder, including the performance of Fortive’s obligations hereunder, the coordinating of the provision of the Fortive Provided Services and access to the Fortive Provided Facilities with Ralliant, acting as a day-to-day contact with Ralliant Transition Manager and making available to Ralliant the data, facilities, resources and other support services from Fortive required for Ralliant Providers to be able to provide the Ralliant Provided Services and access to the Ralliant Provided Facilities in accordance with the requirements of this Agreement. Fortive may change Fortive Transition Manager from time to time upon written notice to Ralliant. Fortive shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b)            Review Meetings. Fortive Transition Manager and Ralliant Transition Manager shall meet either via telephone or video conference or as otherwise agreed between Fortive Transition Manager and Ralliant Transition Manager at least monthly to review Fortive’s and Ralliant’s provision of the Services and access to the Facilities as required under this Agreement.

Section 7.04     Steering Committee.

(a)            Size and Composition. Fortive shall appoint three (3) members of its management staff, who shall initially be [Intentionally omitted], and Ralliant shall appoint three (3) members of its management staff to serve on a steering committee, who shall initially be [Intentionally omitted] (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that Fortive Transition Manager and Ralliant Transition Manager shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services and access to the Facilities. The Steering Committee shall disband automatically upon termination of this Agreement in accordance with its terms.

(b)            Responsibilities. The Steering Committee’s responsibilities include:

(i)            generally overseeing the performance of each Party’s obligations under this Agreement; and

(ii)            making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services and access to the Facilities.

(c)            Meetings. The Steering Committee shall meet once a month or with such other frequency as mutually agreed by the Parties. Each Steering Committee meeting shall be via telephone or video conference or as otherwise agreed by the members of the Steering Committee.

Section 7.05     Personnel.

(a)            The Provider of any Service or access to any Facility shall make available to the Recipient of such Service or access to such Facility such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b)            The Provider of any Service or Facility shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 7.06     No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 7.07     Data Processing. The provisions of the Addenda attached hereto as Exhibit A and Exhibit B, as applicable, shall govern the Processing of the Personal Data of the other Party in connection with the provision of Services hereunder.

Article VIII

MISCELLANEOUS

Section 8.01     Treatment of Confidential Information.

(a)            The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b)            Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 8.02     Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any conflict or inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event of any conflict or inconsistency between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall govern.

Section 8.03     Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 8.04     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):

To Fortive:

Fortive Corporation
6920 Seaway Blvd.
Everett, WA 98203
Attn: General Counsel
E-mail:	[Intentionally omitted]
[Intentionally omitted]

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Alison Zieske Preiss
E-mail:	AZPreiss@wlrk.com

To Ralliant:

Ralliant Corporation
4000 Center at North Hills Street
Suite 430
Raleigh, NC 27609
Attn: General Counsel
E-mail:	[Intentionally omitted]
[Intentionally omitted]

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Alison Zieske Preiss
E-mail:	AZPreiss@wlrk.com

Section 8.05     Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.06     Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an Affiliate of a Party or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 8.07     Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.08     Payment Terms. Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Fortive or Ralliant under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg.

Section 8.09     Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.10     Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 8.11     Titles and Headings. Titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.12     Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.13     Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 8.14     Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 8.15     Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.16     Interpretation.

(a)            The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)            When a reference is made in this Agreement to an Article, Section or Exhibit such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

FORTIVE CORPORATION

By:	/s/ Olumide Soroye
	Name:	Olumide Soroye
	Title:	President and Chief Executive Officer of Intelligent Operating Solutions and Advanced Healthcare Solutions Segments

RALLIANT CORPORATION

By:	/s/ Tamara S. Newcombe
	Name:	Tamara S. Newcombe
	Title:	President and Chief Executive Officer